Exhibit 5.2

[Letterhead of

HUGHES GORSKI SEEDORF ODSEN & TERVOOREN, LLC]

December 9, 2013	Direct Dial:
(907) 263-8255
E-Mail: fodsen@hglawfirm.net

The GEO Group, Inc.

One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, Florida 33487

Re:	Amendment No. 1 to S-4 Shelf Registration Statement

of The GEO Group, Inc.

Ladies and Gentlemen:

We have acted as special Alaska counsel to Cornell Corrections of Alaska, Inc., an Alaska corporation (the “Company”) in connection with that certain registration statement on Amendment No. 1 to Form S-4 (the “Registration Statement”) filed by The GEO Group, Inc. (“Parent”), the Company and certain other subsidiaries of the Company under the Securities Act of 1933, as amended (the “Act”) relating to the issuance of the Parent’s 5-7/8% Senior Notes due 2022 (the “Exchange Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the Exchange Notes as set forth in the language of Article Ten of the Indenture referred to hereinbelow (the “Exchange Note Guarantees”) by the Company and each of the other entities listed in the Registration Statement as Subsidiary Guarantors (collectively, the “Subsidiary Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Parent is offering to exchange in the exchange offer (the “Exchange Offer”) up to $250,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 5-7/8% Senior Notes due 2022 issued on October 3, 2013 (the “Old Notes”), which have not been registered under the Act, and to exchange the Exchange Note Guarantees for the full and unconditional guarantees as to the payment of principal and interest on the Old

The GEO Group, Inc.

December 9, 2013

Notes by the Subsidiary Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an Indenture, dated as of October 3, 2013 (the “Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.

In connection with issuing this opinion, we have reviewed originals or copies of the following documents:

(1)	the Registration Statement and the Prospectus;

(2)	the Indenture, including the Exchange Note Guarantees contained therein (collectively the “Indenture”);

(3)	a specimen of the Exchange Notes (the “Specimen,” and collectively with the Indenture, the “Opinion Documents”);

(4)	the Articles of Incorporation of the Company, certified by the State of Alaska as being on file as of September 30, 2013 with the State of Alaska, Department of Commerce, Community and Economic Development, Division of Corporations, Business and Professional Licensing;

(5)	the By-Laws of the Company, dated August 5, 1998, certified by the Company as of October 3, 2013 to be presently in effect;

(6)	certain resolutions adopted by the board of directors of the Company relating to the Exchange Offer, the Registration Statement and related matters certified by the Company as of September 18, 2013;

(7)	the Certificate of Compliance dated September 18, 2013 with respect to the Company issued by the Department of Commerce, Community and Economic Development, Division of Corporations, Business and Professional Licensing of the State of Alaska (the “Certificate of Compliance”);

The GEO Group, Inc.

December 9, 2013

(8)	that certain Secretary’s Certificate – Guarantors dated October 3, 2013; and

(9)	that certain Certificate to Counsel dated December 9, 2013 provided to the undersigned counsel by Brian R. Evans, Senior Vice President and Chief Financial Officer of the Parent and Vice President and Chief Financial Officer of the Company.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (a) the legal capacity of each natural person to take all actions required of each such person in connection with the Exchange Offer; (b) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (c) the legal existence of each party to the Opinion Documents other than the Company; (d) the entity power of each party to the Opinion Documents (other than the Company) to execute, deliver and perform the Opinion Documents and to do each other act done or to be done by such party; (e) the authorization, execution and delivery by each party (other than the Company) of each document executed and delivered or to be executed and delivered in connection with the Opinion Documents by such party; and (f) as to matters of fact, the truthfulness of the representations made in the Opinion Documents and in the certificates of public officials and officers of the Company.

The GEO Group, Inc.

December 9, 2013

Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:

1.	Based solely on the Certificate of Compliance, the Company is an Alaska corporation that is validly existing and in good standing under Alaska law.

2.	The Company has the corporate power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder;

3.	The Company has authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary corporate action.

4.	The Indenture has been executed and delivered by the Company.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Alaska, as in effect on the date hereof.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

We are providing no opinion whatsoever with respect to the compliance by the Company or the Parent with any federal securities laws or any State of Alaska securities or Blue Sky laws applicable to the Exchange Offer or otherwise.

We are not expressing any opinion or making any representations in any manner whatsoever as to the assets, liabilities, net worth, earnings, creditworthiness or other financial condition of the Company or the Parent.

This opinion letter is furnished to you in connection with the filing of the Registration Statement and, except as set forth below, may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent. Notwithstanding the foregoing, the law firm of Akerman LLP may rely upon this opinion letter in connection with the opinion letter to be submitted by such firm with respect to the Registration Statement.

The GEO Group, Inc.

December 9, 2013

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Sincerely,

HUGHES GORSKI SEEDORF
ODSEN & TERVOOREN, LLC

By:	/s/ Frederick J. Odsen
Frederick J. Odsen

FJO:316638